Exhibit (a)(37)

LATHAM & WATKINS LLP

Peter A. Wald (Bar No. 85705)

peter.wald@lw.com

505 Montgomery Street, Suite 2000

San Francisco, California 94111-6538

Telephone: +1.415.391.0600

Michele D. Johnson (Bar No. 198298)

michele.johnson@lw.com

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Telephone: +1.714.540.1235

WACHTELL, LIPTON, ROSEN & KATZ

William D. Savitt (pro hac vice)

wdsavitt@wlrk.com

Bradley R. Wilson (pro hac vice)

brwilson@wlrk.com

51 West 52nd Street

New York, NY 10019

Telephone: (212) 403-1329

Attorneys for Plaintiffs

ALLERGAN, INC. and

KARAH H. PARSCHAUER

[Additional counsel listed on signature page]

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

SOUTHERN DIVISION

ALLERGAN, INC., et al.,	CASE NO. 8:14-cv-01214-DOC (ANx)

Plaintiffs,
MOTION FOR PRELIMINARY
v.	INJUNCTION

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC., et al.,	Date:	October 28, 2014
Defendants.	Time:	8:30 a.m.
	Judge:	Hon. David O. Carter
	Ctrm:	9D

CASE NO. 8:14-CV-01214-DOC (ANx)
PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

CASE NO. 8:14-CV-01214-DOC (ANx)
PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

ii	CASE NO. 8:14-CV-01214-DOC (ANx)
PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

TABLE OF AUTHORITIES

Page(s)

Cases

Alliance for the Wild Rockies v. Cottrell,
632 F.3d 1127 (9th Cir. 2011)	15

Am. Gen. Corp. v. Torchmark Corp.,
No. H-90-1068, 1990 WL 595282 (S.D. Tex. Apr. 11, 1990)	37, 40

Arc of Cal. v. Douglas,
757 F.3d 975 (9th Cir. 2014)	15

Beck v. Dobrowski,
559 F.3d 680 (7th Cir. 2009)	33

Brody v. Transitional Hospitals Corporation,
280 F.3d 997 (9th Cir. 2002)	40

Burlington Indus. v. Edelman,
666 F. Supp. 799 (M.D.N.C. 1987)	40

Desaigoudar v. Meyercord,
223 F.3d 1020 (9th Cir. 2000)	31

E.ON AG v. Acciona, S.A.,
468 F. Supp. 2d 537 (S.D.N.Y. 2006)	39

Essex Chem. Corp. v. Gurit-Heberlein AG,
No. 88-2478, 1988 U.S. Dist. LEXIS 19515 (D.N.J. June 24, 1988)	41

Gen. Aircraft Corp. v. Lampert,
556 F.2d 90 (1st Cir. 1977)	36

Gen. Steel Indus., Inc. v. Walco Nat’l Corp.,
No. 81-1410-C, 1981 WL 17552 (E.D. Mo. Nov. 24, 1981)	32, 35

Gilder v. PGA Tour, Inc.,
936 F.2d 417 (9th Cir. 1991)	16

Gulf & W. Indus. Inc. v. Great Atl. & Pac. Tea Co., Inc.,
476 F.2d 687 (2d Cir. 1973)	37, 40

i	CASE NO. 8:14-CV-01214-DOC (ANx)
PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

Hanna Min. Co. v. Norcen Energy Res. Ltd.,
574 F. Supp. 1172 (N.D. Ohio 1982)	39

In re McKesson HBOC, Inc. Secs. Litig.,
126 F. Supp. 2d 1248 (N.D. Cal. 2000)	33

Kelley v. Rambus, Inc.,
No. C 07-1238 JF (HRL), 2008 WL 5170598 (N.D. Cal. Dec. 9, 2008)	33

Knollenberg v. Harmonic, Inc.,
152 F. App’x 674 (9th Cir. 2005)	33

Koppers Co. v. Am. Exp. Co.,
689 F. Supp. 1371 (W.D. Pa. 1988)	passim

MAI Basic Four, Inc. v. Prime Computer, Inc.,
871 F.2d 212 (1st Cir. 1989)	15

Mills v. Electric Auto-Lite Co.,
396 U.S. 375 (1970)	31

Pabst Brewing Co. v. Kalmanovitz,
551 F. Supp. 882 (D. Del. 1982)	39, 40

Piper v. Chris-Craft Indus., Inc.
430 U.S. 1 (1977)	35

Polaroid Corp. v. Disney,
862 F.2d 987 (3d Cir. 1988)	15, 40

Ranger Oil Ltd. v. Petrobank Energy & Res. Ltd.,
No. 00 Civ. 3139 (SHS), 2000 WL 33115906 (S.D.N.Y. May 23, 2000)	41

Revlon, Inc. v. Pantry Pride, Inc.,
621 F. Supp. 804 (D. Del. 1985)	24

Rondeau v. Mosinee Paper Corp.,
422 U.S. 49 (1975)	36, 38

Ronson Corp. v. Liquifin Aktiengesellschaft,
483 F.2d 846 (3d Cir. 1973)	35

ii	CASE NO. 8:14-CV-01214-DOC (ANx)
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Russello v. United States,
464 U.S. 16 (1983)	18

SEC v. Dain Rauscher, Inc.,
No. SA CV 98-639 GLT (ANx), 1999 WL 1425400 (C.D. Cal. Aug. 18, 1999)	33

SEC v. Falbo,
14 F. Supp. 2d 508 (S.D.N.Y. 1998)	26

SEC v. Fehn,
97 F.3d 1276 (9th Cir. 1996)	32

SEC v. Ferrero,
No. IP 91 271 C, 1993 WL 625964 (S.D. Ind. Nov. 15, 1993), aff’d sub nom. SEC v. Maio, 51 F.3d 623 (7th Cir. 1995)	26

SEC v. Gaspar,
No. 83 Civ. 3037 (CBM), 1985 WL 521 (S.D.N.Y. Apr. 16, 1985)	26

SEC v. Ginsburg,
362 F.3d 1292 (11th Cir. 2004)	25, 27, 28

SEC v. Jacobs,
No. 1:13-cv-01289-SO (N.D. Ohio Aug. 15, 2014), ECF No. 112	27

SEC v. Maio,
51 F.3d 623 (7th Cir. 1995)	25

SEC v. Mayhew,
121 F.3d 44 (2d Cir. 1997)	25, 27

SEC v. Musella,
748 F. Supp. 1028 (S.D.N.Y. 1989), aff’d, 898 F.2d 138 (2d Cir. 1990)	26, 27

SEC v. Suman,
684 F. Supp. 2d 378 (S.D.N.Y. 2010), aff’d, 421 F. App’x 86 (2d Cir. 2011)	26

SEC v. Svoboda,
409 F. Supp. 2d 331 (S.D.N.Y. 2006)	26

iii	CASE NO. 8:14-CV-01214-DOC (ANx)
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SEC v. Warde,
151 F.3d 42 (2d Cir. 1998)	25

Selectica, Inc. v. Versata Enters., Inc.,
No. 4241-VCN, 2010 WL 703062 (Del. Ch. Feb. 26, 2010)	14

St. Louis Police Ret. Sys. v. Severson,
No. 12-CV-5086 YGR, 2012 WL 5270125 (N.D. Cal. Oct. 23, 2012)	35, 38, 40

TSC Indus., Inc. v. Northway, Inc.,
426 U.S. 438 (1976)	32

United States v. Chiarella,
445 U.S. 222 (1980)	21, 22

United States v. O’Hagan,
139 F.3d 641 (8th Cir. 1998)	25

Va. Bankshares, Inc. v. Sandberg,
501 U.S. 1083 (1991)	33

Wininger v. SI Mgmt., L.P.,
33 F. Supp. 2d 838 (N.D. Cal. 1998)	36

Winter v. Natural Res. Def. Council,
555 U.S. 7 (2008)	15, 33, 38

Statutes

15 U.S.C.
§ 78c(a)(9)	19
§ 78m(d)(1)	18
§ 78n	17
§ 78n(d)(1)	18
§ 78n(e)	13

1934 Securities Exchange Act	passim

Pub. L. No. 90–439, 82 Stat. 454 (1968)	16

Pub. L. No. 91-567, 84 Stat. 1497 (1970)	16

Williams Act of 1968	passim

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Other Authorities

17 C.F.R.
§ 240.13d-1(a)	9
§ 240.14d-1(g)	19
§ 240.14e-3(a)	passim
§ 240.14e-3(c)(1)	19

44 Fed. Reg.
60,410 (Sept. 12, 1980)	4
70,349 (Dec. 6, 1979)	19
9956 (Feb. 15, 1979)	22
H.R. REP. 91-1655 (1970)	17

H.R. REP. NO. 90-1711 (1968)	17

Hearings before the Subcomm. on Secs. of the Sen. Comm. on Banking & Currency, 90th Cong., 1st Sess. (1967)	17

Hearings on S. 336 and S. 3431 Before the Subcomm. of Secs. of the S. Comm. on Banking & Currency, 91st Cong., 2d sess. (1970)	16

Rule 14a-9	passim

Rule 14e-2	17, 22, 27

Rule 14e-3	passim

Rule 14e-3(a)	passim

S. REP. NO. 91-1125 (1970)	17

v	CASE NO. 8:14-CV-01214-DOC (ANx)
PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

I.	INTRODUCTION

Valeant and Pershing Square have invented a hostile takeover plan that, if found lawful, would forever change the way public companies are owned and acquired in the United States, at the expense of ordinary stockholders. Pharmaceutical conglomerate Valeant has long desired to own the more-valuable specialty pharmaceutical developer Allergan, but knew it did not have the financial ability to complete a takeover absent the support of Allergan’s board. After trying and failing to initiate friendly merger talks, Valeant discovered Pershing Square, an activist investment fund led by billionaire Bill Ackman, which had the capital and takeover know-how Valeant needed. They formed a secret plan for Valeant to acquire Allergan, by having Pershing Square buy billions of dollars of Allergan stock on the basis of material nonpublic information, and then use those shares to push through Valeant’s tender offer. Of course, there had to be something in it for Mr. Ackman—and there was: over one billion dollars in insider trading profits.

If Defendants are allowed to exercise voting rights attendant to their unlawfully acquired shares of Allergan stock, they will have succeeded in exploiting the federal securities laws to destroy the largest employer in Orange County. Pershing Square should be preliminarily enjoined from voting its Allergan shares or participating in the Special Meeting now set for December 18, at which Defendants seek to remove a majority of Allergan’s directors and take over the company. Allergan’s stockholders, and Allergan itself, will be irreparably harmed if Defendants are permitted to tip the playing field in their favor using Pershing Square’s ill-gotten shares. Such an outcome cannot be remedied after trial on the merits, because if Valeant succeeds it will simply cause the company to dismiss this lawsuit and avoid the day of reckoning. A preliminary injunction is therefore necessary to preserve the status quo.

1	CASE NO. 8:14-CV-01214-DOC (ANx)
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INJUNCTION

This motion for preliminary injunction presents two principal legal issues:

1.	Whether Valeant is the sole “offering person” and Pershing Square an “other person” within the meaning of Section 14(e) of the Securities Exchange Act and Rule 14e-3 promulgated thereunder by the Securities Exchange Commission (“SEC”) (15 U.S.C. § 78n(e); 17 C.F.R. § 240.14e-3(a)), such that Pershing Square was prohibited from purchasing Allergan stock between February 25 and April 21, 2014, while in possession of material nonpublic information relating to a tender offer; and

2.	Whether Valeant had taken “substantial steps” to commence the June 18, 2014 tender offer for Allergan stock (the “Tender Offer”) at the time Pershing Square purchased Allergan stock.

With respect to the first issue, the facts following discovery are straightforward and largely uncontroverted. Before February 25, 2014, Valeant told Pershing Square about its plan to launch a hostile takeover attempt for Allergan, and Pershing Square proceeded to buy just under 10% of Allergan’s shares for roughly $3 billion on the basis of that nonpublic information. Valeant disclosed its takeover plans on April 21, causing Allergan’s trading price to increase and giving Pershing Square a billion-dollar profit overnight. This was a textbook violation of Rule 14e-3, which prohibits trading in the securities of a target corporation by any “other person,” once the “offering person” has taken substantial steps to commence a tender offer.

Defendants claim that their conduct did not violate the federal insider trading laws because they are “co-bidders” in the Tender Offer. Their argument is incorrect: the term “co-bidder” arises under a different statute, Section 14(d)—which addresses disclosure issues, not insider trading. The text, purpose, and legislative history of Rule 14e-3 all establish that Pershing Square is not an “offering person” within the meaning of the Rule, and that its conduct is not immunized from insider trading liability even if it is a co-“bidder” for disclosure purposes under Section 14(d) and Regulation 14D promulgated thereunder by the SEC. 15 U.S.C. § 78n(d); 17 C.F.R. § 240.14d. Rule 14e-3 was designed to prevent exactly the kind of conduct in which Defendants have engaged.

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First, as a textual matter, Rule 14e-3 does not mention or incorporate the term “co-bidder.” Defendants would borrow that term from a different statute—the disclosure provisions of Section 14(d). See 17 C.F.R. § 240.14d-1(g)(2). However, the definitions set forth in Section 14(d) and its implementing rules are expressly limited to that subsection, and cannot be applied to Rule 14e-3. 15 U.S.C. § 78n(d)(2) (definitions apply “for purposes of this subsection”); 17 C.F.R. § 240.14d-1(g) (similar). The definitions applicable to Rule 14e-3 make clear that Valeant alone is the “offering person” in the Tender Offer, and that Defendants cannot escape liability for insider trading by attempting to import definitions covering a different issue from Section 14(d).

Second, this construction accords with the different purposes of these separate statutory subsections and their enabling rules. Section 14(d) is a disclosure statute, and thus incorporates broad definitions to ensure expansive disclosure about persons who are working jointly to acquire a company’s stock. By contrast, Rule 14e-3 proscribes insider trading. Under its terms, only an “offering person” is allowed to trade on inside information relating to a tender offer. 17 C.F.R. § 240.14e-3(a). That term must be construed narrowly to prevent this exception from swallowing the rule, and nullifying its legislative purpose.

Third, the regulatory history of Rule 14e-3 strongly supports the conclusion that “offering person” does not include “co-bidders.” An earlier version of the Rule prohibited even the “offering person” from trading in the target’s stock in advance of a tender offer. While the final version of the Rule allows such trading, it is restricted to the “offering person” alone—here, Valeant—and every “other person” with material, non-public knowledge is prohibited from trading.

Defendants’ argument also fails on the facts. The only “offering person” in the tender offer is Valeant; Pershing Square is not offering to acquire anything from Allergan’s stockholders. In fact, precisely the opposite is true. Pershing Square, as Valeant’s “tippee,” is offering to sell Allergan stock to Valeant in the

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Tender Offer, at a profit of nearly $1 billion. Nor will Pershing Square have any say about the management of the combined entity if the transaction succeeds. Indeed, Pershing Square is not even contractually committed to proceeding with Valeant: under the terms of its agreement, Pershing Square retained the right to vote against Valeant’s proposal if a better deal comes along and Valeant does not match it. Valeant and Pershing Square are counterparties in a business deal, acting together only so long as it suits their separate interests. They cannot be considered a single “offering person” for purposes of Rule 14e-3.

With respect to the second issue—whether Valeant took “substantial steps” to commence the Tender Offer before Pershing Square began buying Allergan stock on February 25, 2014—the relevant facts are again largely uncontested. As Valeant acknowledges, it took many “steps”—holding board meetings, hiring counsel, negotiating agreements, securing financing, conducting diligence, and preparing public filings—in the period before February 25. Defendants argue that those steps were in furtherance of an unsolicited hostile offer to the Allergan board, and that they did not decide to commence the June 18, 2014 Tender Offer until May 29, after Pershing Square had completed its Allergan stock purchases. But the law on this question is clear: the offering person’s subjective intent to launch a tender offer is not relevant to the “substantial steps” inquiry. What is relevant is whether, at the time of the “other person’s” stock trades, the “offering person” had taken “substantial steps” to “facilitate” a tender offer. 17 C.F.R. § 240.14e-3(a); Ex. 126 at 60,416 (45 Fed. Reg. 60,410 (Sept. 12, 1980) (“Adopting Release”)). This inquiry is an objective one. Courts have found that substantial steps were taken where those steps facilitated the tender offer, even if no decision to proceed by tender offer had been made at the time of the “other person’s” trades. That is the case here. The steps Valeant took before February 25 facilitated the Tender Offer it launched on June 18. Rule 14e-3 prohibited Pershing Square from trading in Allergan’s stock, once such steps had been taken.

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Irreparable harm will ensue if Defendants are permitted to exercise the beneficial ownership rights of Allergan shares they acquired illegally. Pershing Square has called a special meeting of Allergan’s stockholders, now set for December 18, 2014 (“Special Meeting”), to vote out six of Allergan’s nine directors and thus (they hope) make way for the election of new directors who will be more receptive to Valeant’s acquisition proposal. Having bought 10% of Allergan on inside information in violation of Rule 14e-3, Pershing Square cannot be permitted to vote those shares or participate at the Special Meeting. That is the fair result here to avoid irreparable harm. Furthermore, allowing votes to be cast at the Special Meeting by other stockholders, without first disclosing the conduct that is the subject of this motion—and the risks to the proposed takeover of Allergan if the motion is successful—would also cause irreparable harm. Stockholders deserve to know these facts before deciding how to vote at the Special Meeting. As courts consistently have recognized, the harm caused by an uninformed shareholder vote is irreparable as a matter of law. A preliminary injunction should be issued to preserve the status quo.

Finally, the balance of equities and the public interest tip sharply in favor of Allergan. Allergan’s future is at stake. Valeant provided material, nonpublic information to a friendly billionaire, so that he could buy up massive quantities of Allergan’s stock from unsuspecting stockholders who did not have the benefit of that information, and use those unlawfully acquired shares to support Valeant’s takeover effort. Their efforts have already changed the playing field. With the announcement of Valeant’s hostile offer backed by a 10% stockholder, Allergan’s stockholder base shifted substantially as long-standing stockholders who did not want to end up owning Valeant shares exited the stock, and market arbitrageurs came in. If the status quo is not preserved pending trial, Defendants’ scheme may result in the installation of a new Allergan board, who will dismiss this lawsuit and thereby insulate Defendants’ conduct from legal scrutiny.

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II.	FACTS

A.	Valeant Took Substantial Steps Toward A Tender Offer In February 2014

Valeant has acquired                      companies since J. Michael Pearson took over as CEO in 2008, and has long had its eye on Allergan.1 Allergan’s exceptionally strong asset base and balance sheet, with $3.2 billion in cash and only $2.1 billion in debt, would prop up Valeant’s crippling $17.2 billion debt load—the lingering legacy of its many prior deals.2 On September 10, 2012, Pearson called Allergan CEO David Pyott to initiate deal talks, and the Allergan board turned him down.3 Valeant’s interest in Allergan did not wane.4

                                                                                                                                                                                                      .5 Valeant did not have the cash available to acquire Allergan or even to obtain a substantial toehold to attempt to finance the transaction. So Pearson found what he was looking for in “activist investor” Bill Ackman and his fund Pershing Square.

[1]	Declaration of Colleen C. Smith in Support of Plaintiffs’ Motion for Preliminary Injunction (“Smith Decl.”), Ex. 1 (Pearson Dep.) at 11:12-12:1, 17:14-18:5, 22:5-8; Ex. 2; Ex. 3 at 39.
[2]	Id. at 105:21-24; Ex. 85 at 8, 28.
[3]	Id. at 17:14-18:5, 22:5-8; Ex. 2; Ex. 3 at 39.
[4]	Id. at 23:24-24:3.
[5]
[6]	Id. at 33:1-34:13, 115:16-18; see also Ex. 4; Ex. 5 (Schiller Dep.) at 55:16-24, 62:16-63:5; Ex. 6 (Doyle Dep.) at 29:3-10, 130:24-131:24.

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                                                                                                                                                                                                     .7 Pershing Square, on the other hand, had both the cash and the necessary experience in contested deals.8 Representatives from Valeant and Pershing Square met several times between January 31 and February 6, 2014, to formulate a plan.9

As early as February 6, 2014 Valeant and Pershing Square had begun implementing the Plan. On February 6, Pearson and Ackman met to discuss the transaction structure, and Valeant engaged Sullivan & Cromwell LLC (“S&C”)                                                                                                                                                                        . 10 Shortly thereafter, Valeant engaged Skadden, Arps, Slate, Meagher & Flom LLP and Osler, Hoskins & Harcourt LLP as well to work on the deal. Ex. 3 at 39.

[7]	Ex. 83; see also Ex. 1 (Pearson Dep.) at 133:22-134:3; id. at 97:22-23; Ex. 5 (Schiller Dep.) at 55:16-24; id. at 66:20-67:4; Ex. 7 (Ackman Dep.) at 58:13-16.
[8]	Ex. 1 (Pearson Dep.) at 94:12-13; Ex. 5 (Schiller Dep.) at 82:2-13, 115:5-9; see also Ex. 7 (Ackman Dep.) at 58:13-16, 59:12-15; Ex. 6 (Doyle Dep.) at 98:20-24; id. at 92:22-93:4; Ex. 8.
[9]	Ex. 3 at 39; Exs. 8, 9; Ex. 6 (Doyle Dep.) at 127:15-24; Ex. 1 (Pearson Dep.) at 38:8-14, 39:9-12, 39:18-40:11, 49:8-51:9.
[10]	Ex. 3 at 39; Ex. 1 (Pearson Dep.) at 49:12-51:9; see also id. at 46:14-47:25, 48:7-9.

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On February 7, S&C sent a draft confidentiality agreement to counsel for Pershing Square. Ex. 11.

On February 9, Valeant and Pershing Square entered into a confidentiality agreement. Ex. 3 at 40; Ex. 14.14 That day,                                                                                    the Valeant board met again to discuss the takeover plan.15                                                                                                                                                                                                              .16 Representatives of Valeant and Pershing Square met on February 13

[11]	Ex. 12 at 24; Ex. 1 (Pearson Dep.) at 62:6-63:7; Ex. 105.
[12]	Ex. 5 (Schiller Dep.) at 98:21-22; id. at 97:18-98:18; Exs. 12, 118, 130.
[13]	Ex. 13; Ex. 1 (Pearson Dep.) at 49:19-20, 68:16-69:13, 70:15-17.
[14]
[15]	Ex. 1 (Pearson Dep.) at 74:23-75:8; Ex. 3 at 39-40.
[16]	Exs. 15, 16; see also Ex. 5 (Schiller Dep.) at 79:6-18.
[17]	Ex. 5 (Schiller Dep.) at 115:1-18; Ex. 85 at 2; Exs. 9, 17, 18; Ex. 19 (Davis Dep.) at 80:6-85:19, 107:17-108:21.

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On February 6, Pearson contacted Pyott and set up a meeting for February 15.18 On February 10, a market analyst at Bernstein Research published a note reporting that Allergan was not interested in a transaction with Valeant, and that Allergan “shareholders will hesitate to take Valeant paper.” Ex. 86; see also Exs. 21-23.                                                                                                                                                                                                                                                                                                                            19 It was abundantly clear to both Valeant and Pershing Square that any transaction with Allergan would be “hostile.”20

On February 16 and 21, Valeant’s board met to discuss the upcoming unsolicited offer for Allergan,                                                                                                                                                                         Ackman and Pershing Square Senior Advisor Bill Doyle attended the February 21 meeting.22

B.	Pershing Square Agreed To Finance Valeant’s Hostile Takeover Attempt

Between February 13 and February 25, Valeant and Pershing Square negotiated a relationship agreement governing the terms of their alliance (the “Pershing Agreement”). Ex. 80; see also Exs. 88-89.                                                                                                                                                                                                                                                                                                                                                                                                                Ex. 1 (Pearson Dep.) at 116:6-8; see also Ex. 7

[18]	Ex. 1 (Pearson Dep.) at 51:16-53:1; Ex. 20; Ex. 3 at 39.
[19]	Ex. 1 (Pearson Dep.) at 56:11-15; Ex. 87; Ex. 5 (Schiller Dep.) at 43:2-44:1, 105:11-18, 109:11-16; Ex. 7 (Ackman Dep.) at 32:16-33:23; Ex. 3 at 40.
[20]	Exs. 4, 24, 25; Ex. 1 (Pearson Dep.) at 91:18-21; Ex. 7 (Ackman Dep.) at 41:17-42:7, 192:24-193:3, 200:8-11; Ex. 6 (Doyle Dep.) at 98:16-24; see also, e.g., Exs. 26, 85; Ex. 7 (Ackman Dep.) at 19:19-20:4, 32:16-33:23, 58:13-59:11, 137:16-139:2, 143:16-144:1; Ex. 1 (Pearson Dep.) at 27:13-16, 98:10-19, 135:7-11; Ex. 6 (Doyle Dep.) at 164:22-165:7, 122:20-123:1, 133:23-134:10, 136:11-137:14, 189:15-190:19; Ex. 5 (Schiller Dep.) at 45:19-47:22, 67:11-16, 109:15-16; Ex. 19 (Davis Dep.) at 101:7-8, 111:21-112:4.
[21]	Ex. 3 at 40-41; see also Ex. 28; Ex. 1 (Pearson Dep.) at 153:18-154:13, 154:23-155:5; Ex. 5 (Schiller Dep.) at 150:7-15.
[22]	Ex. 27; Ex. 5 (Schiller Dep.) at 150:7-15.

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(Ackman Dep.) at 154:13-17; Revised Jurisdictional Thresholds for Section7A of the Clayton Act, 79 Fed. Reg. 3,814 (Feb. 24, 2014). Despite the Pershing Agreement, Valeant did not become a member of PS Fund 1 un$1til April 3, after PS Fund 1 had already acquired 4% of Allergan’s shares, (Ex. 3 at 42; Exs. 29-31; Ex. 7 (Ackman Dep.) at 70:2-8)—                                                                                                                                                                                             Exs. 29, 31-32, 36.

The Pershing Agreement also provides: “the parties acknowledge that no steps have been taken towards a tender or exchange offer for securities of Allergan and the parties agree that the consent of both Pershing Square and [Valeant] shall be required for launching such a tender offer or an exchange offer.” Ex. 34 § 1(d). The Pershing Agreement goes on to state that if Valeant pursues the transaction through a tender or exchange offer, Valeant, Pershing Square, and PS Fund 1 will be identified as co-bidders, whereas if the transaction is structured as a merger, they would be identified as soliciting persons. Id.

Despite the conclusory and self-serving language, many of the provisions advised by Valeant’s and Pershing Square’s counsel in support of the purported “co-bidder” structure were not incorporated into the Pershing Agreement.                                                                                                                                                                                                                                                                                                                                                                                                                Compare Ex. 83 and Ex. 10 with Ex. 34 at § 1(d). Under the Pershing Agreement, Pershing Square was given no control over Valeant’s choice of terms, tactics, or communications about the offer. Ex. 34 at §§1(d), 5(a); see also Exs. 80, 90-91; Ex. 7 (Ackman Dep.) at 155:1-21; cf. Ex. 10. In fact, in PS Fund 1’s Schedule 13D filed on July 17, Pershing Square disclaimed any liability or responsibility for Valeant’s tender offer. Ex. 36 at Ex. 99.1. On the other hand, Pershing Square alone controls the manner and timing of PS Fund 1’s purchases and sales of Allergan shares, and enjoys the exclusive right to vote or invest those shares in its own self-interest.23

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                                                                                                                                                                                                                                       . Ex. 10. The Pershing Agreement contains no such provision, and Valeant has no intention of permitting Ackman or any other Pershing Square representative to join the board should the tender offer close.24 Nor will Pershing Square receive any of Allergan’s businesses or assets post-closing.25

                                                                                                                                                                                                                                                           . Again, under the Pershing Agreement, Pershing Square need not make any such contribution. Compare Ex. 10 with Ex. 34.

C.	With Non-Public Knowledge Of Valeant’s Hostile Takeover Plan, Pershing Square Acquired Allergan Stock And Became Allergan’s Largest Shareholder

Immediately after the Pershing Agreement was executed on February 25, Pershing Square directed PS Fund 1 to begin acquiring Allergan stock. Ex. 3 at 42; see also Ex. 44 at 66. Between February 25 and April 6, PS Fund 1 bought more than eleven million shares or options. Ex. 3 at 42. Between April 11 and 21,                                                                                                                                                                                              PS Fund 1 bought 14 million shares to increase its ownership from just under 5% to 9.7% of

[23]	Ex. 34 at §§ 1(e), 4(b); see also Ex. 1 (Pearson Dep.) at 209:5-13; Ex. 7 (Ackman Dep.) at 154:18-24.
[24]	Ex. 1 (Pearson Dep.) at 208:11-209:13; see also Ex. 7 (Ackman Dep.) 215:12-217:8; Ex. 34.
[25]	Ex. 34 at §§ 2(b),(c); Ex. 1 (Pearson Dep.) at 211:18-212:17; Ex. 5 (Schiller Dep.) at 139:21-24; Ex. 3 at 45.
[26]	Compare Ex. 10 and Ex. 1 (Pearson Dep.) at 127:5-14 with Ex. 3 at 43-44, Ex. 5 (Schiller Dep.) at 139:4-14 and Ex. 7 (Ackman Dep.) at 169:13-171:18.

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Allergan’s shares. Compare Ex. 42 with Ex. 43; see also Ex. 44 at 67.27 None of the stockholders who sold to Pershing Square knew what it knew—that Valeant was about to announce a takeover bid at a premium to Allergan’s trading price.

Between February 25 and April 21, Valeant held five more board meetings and communicated almost daily with Pershing Square.28                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     .29

Pershing Square finally disclosed PS Fund 1’s 9.7% stake in Allergan on April 21, 2014. Ex. 43 at 2, 5, 6. On April 22, Valeant publicly announced its unsolicited proposal for all of Allergan’s shares. Ex. 67. Upon that announcement, Allergan’s stock price rose by 22% percent. Ex. 44 at 67.                                                                                                                                                                                                                                                                                                                                                                                                                Pershing Square reaped almost $1 billion in paper profits when Valeant announced its proposal. Exs. 68, 100.

Investors asked Ackman and Pearson on April 22 whether an exchange offer was coming. Ackman admitted, “I think that anyone in the room who talks to a good M&A attorney will understand, you’ll read the documents on the company, there are opportunities to call special meetings. There are opportunities for investors to launch various kinds of offers. You should assume that we’re familiar with all these various techniques.” Ex. 105 at 168-69 (emphasis added); Ex. 7

[27]	PS Fund I engaged in this rapid buying spree in order to exploit the Williams Act’s ten-day window, which allows an investor to wait ten full days after crossing the 5% threshold before disclosing its acquisitions and intentions to the market. 17 C.F.R. § 240.13d-1(a); see also Ex. 7 (Ackman Dep.) at 87:6-11, 87:14-88:12.
[28]	Exs. 9, 26, 46-50, 54, 93-94; Ex. 19 (Davis Dep.) at 167:10-168:14.
[29]	Ex. 1 (Pearson Dep.) at 103:17-104:19; Ex. 19 (Davis Dep.) at 118:14-127:12, 174:14-176:5; Exs. 2, 13, 45, 52-66, 85, 96-98, 132; see also, e.g., Exs. 81, 99; Ex. 26 at 8.

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(Ackman Dep.) at 276:1-278:14. Reflecting back on the announced offer in April, on June 17 Mr. Pearson indicated that Valeant anticipated that it would have to go to Allergan shareholders from the start. “On April 22, we announced our offer for Allergan. We suspected at the time it would ultimately have to go directly to Allergan shareholders,” and “We were correct.” Ex. 137 at 3.

D.	After Publicly Disclosing Its Hostile Takeover Plan, Valeant Launched Its Tender Offer

With PS Fund 1’s status as Allergan’s largest shareholder secured and with the assistance of public relations firms and a proxy solicitor,30                                                                            Ex. 1 (Pearson Dep.) at 157:20. Valeant engaged in an aggressive media campaign touting the value of Valeant’s stock and haranguing Allergan’s board for its opinion that Valeant’s unsolicited offers were inadequate. See, e.g., Exs. 106-108; see also Ex. 70 at 9, 19.31

As Valeant and Pershing Square expected, Allergan’s board refused Valeant’s proposal. Ex. 71 at Item 8.01. On June 17, Pearson announced that Valeant would soon launch an exchange offer, admitting that “the plan all along was to go directly to shareholders[.]” Ex. 1 (Pearson Dep.) at 94:12-13; Ex. 133 at 10. On June 18, Valeant launched its long-anticipated Tender Offer. Ex. 77.

E.	Pershing Square Called For A Special Shareholder Meeting To Unseat A Majority Of Allergan’s Board And Clear The Path For Valeant’s Takeover

On April 22, 2014, the day after Pershing Square disclosed its 9.7% stake, Allergan’s board adopted a one-year stockholder rights plan, giving itself time to

[30]	Ex. 1 (Pearson Dep.) at 93:8-95:4, 220:16-19; see Ex. 5 (Schiller Dep.) at 21:5-8, 89:7-11, 207:8-24; Exs. 69, 101; Ex. 67 at 63.
[31]	Meanwhile, Ackman repeatedly touted that Pershing Square was an “independent shareholder” interested only in maximizing value for all Allergan shareholders. See Ex. 37 at Ex. 99.5; Ex. 38 at 1, Ex. 99.6; Ex. 39 at Ex. 99.7.

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evaluate Valeant’s offer.32 The rights plan would be triggered if any single person or group acquired more than 10% of Allergan’s stock. Ex. 75 at Item 3.03. On May 13, Pershing Square filed a Preliminary Proxy Statement to conduct a non-binding “shareholder referendum,” supposedly for the purpose of directing the Allergan Board to “promptly engage in good faith discussions with Valeant regarding [its] offer to merge with [Allergan].” Ex. 38 at 1. On May 28, Defendants abandoned the shareholder referendum along with their charade of “friendly” negotiations (Ex. 7 (Ackman Dep.) at 164:7-166:18, 231:8-232:12, 249:1-22; see also Ex. 117), opting instead to call for a special meeting of stockholders to amend Allergan’s bylaws and pack the board with sympathetic directors who would remove the rights plan and allow the transaction to close. Ex. 76 at 1-3; Ex. 77 at (a)(5)(A); Ex. 7 (Ackman Dep.) at 138:24-139:2.

On July 11, 2014, Pershing Square filed a definitive proxy statement seeking to solicit proxies for the special stockholder meeting, but failing to disclose Defendants’ potential liability for insider trading. On August 22, 2014, Defendants submitted to Allergan’s corporate secretary a stack of documents, claiming that they comprised written requests for a special meeting from holders owning 31% of Allergan’s stock. Ex. 109. In a press release issued the same day, Defendants stated that Allergan is required to call the special meeting no later than December 20, 2014. Id.; Ex. 110. Concurrently with submitting the request forms, and without giving Allergan any opportunity to consider their validity, PS Fund 1, Pershing Square, and Valeant commenced suit in Delaware seeking declaratory and injunctive relief requiring Allergan to accept the written requests, deeming

[32]	Ex. 75 at Item 3.03; Ex. 134. A stockholder rights plan, also referred to as a “poison pill,” is a “common feature of the corporate landscape” designed to allow existing corporate stockholders (excluding the hostile potential acquirer once it crosses a certain ownership threshold) to acquire the target’s stock at below market prices. Selectica, Inc. v. Versata Enters., Inc., 2010 WL 703062, at *12 (Del. Ch. Feb. 26, 2010).

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certain portions of Allergan’s bylaws invalid, and requiring Allergan to hold a special meeting at a reasonable time after the Court’s decision. Exs. 111-112. In settlement of the Delaware case, and consistent with Allergan’s “long-standing commitment to providing stockholders with a forum to express their opinion on the value proposition offered by Valeant,” Allergan agreed to hold the special meeting on December 18, 2014. Ex. 135.

III.	PRELIMINARY INJUNCTION STANDARD

In the Ninth Circuit, a preliminary injunction should issue if plaintiff satisfies either of two tests: (1) the Winter test, or (2) the “serious questions” test. See Arc of Cal. v. Douglas, 757 F.3d 975, 983 (9th Cir. 2014). Under the Winter test, plaintiff must show: “that he is likely to succeed on the merits, that he is likely to suffer irreparable harm in the absence of preliminary relief, that the balance of equities tips in his favor, and that an injunction is in the public interest.” Id. (quoting Winter v. Natural Res. Def. Council, 555 U.S. 7, 20 (2008)).

Under the alternative “serious questions” test, plaintiff must show that (1) there are serious questions going to the merits; (2) there is a likelihood of irreparable injury to the plaintiff; (3) the balance of hardships tips sharply in the plaintiff’s favor; and (4) the injunction is in the public interest. Alliance for the Wild Rockies v. Cottrell, 632 F.3d 1127, 1135 (9th Cir. 2011); MAI Basic Four, Inc. v. Prime Computer, Inc., 871 F.2d 212, 213 (1st Cir. 1989) (affirming preliminary injunction against consummation of tender offer); Polaroid Corp. v. Disney, 862 F.2d 987, 1007 (3d Cir. 1988) (enjoining tender offer until corrective disclosures made). Serious questions are those “which cannot be resolved one way or the other at the hearing on the injunction and as to which the court perceives a need to preserve the status quo lest one side prevent resolution of the questions or execution of any judgment by altering the status quo.” Gilder v. PGA Tour, Inc., 936 F.2d 417, 422 (9th Cir. 1991) (quotations and citations omitted). Plaintiffs meet either test for a preliminary injunction.

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IV.	ARGUMENT

A.	Plaintiffs Are Likely To Succeed On The Merits Of Their Insider Trading Claims Under Section 14(e) And Rule 14e-3

Section 14(e) and Rule 14e-3 prohibit tipping and trading on the basis of material nonpublic information relating to a tender offer. 15 U.S.C. § 78n(e); 17 C.F.R. § 240.14e-3(a). “If any person has taken a substantial step or steps to commence, or has commenced a tender offer,” it is unlawful for “any other person who is in possession of material information relating to such tender offer,” that he knows or has reason to know is nonpublic and comes from the “offering person,” to “purchase or sell . . . such securities.” § 240.14e-3(a). It is also unlawful for an offering person to tip “material, nonpublic information relating to a tender offer to any other person under circumstances in which it is reasonably foreseeable that such communication is likely to result in a violation of this rule.” § 240.14e-3(d).

The basic facts are undisputed. Valeant told Pershing Square on February 9 that Valeant planned to mount a hostile takeover of Allergan. Armed with this inside information, between February 25 and April 21, 2014, Pershing Square purchased 9.7 percent of Allergan’s stock from unknowing stockholders for roughly $3 billion, before that plan was disclosed to the market. Pershing Square profited on this inside information to the tune of $1 billion, taking advantage of stockholder sellers who were not in possession of the tips provided by Valeant about its prospective offer. If one of the banks that is financing Valeant’s hostile bid had, at Valeant’s urging, purchased a substantial block of Allergan’s shares in the weeks before the bid was announced and agreed to accept the inevitable post-announcement stock price appreciation in lieu of standard financing fees, there would be no question that Valeant and the bank had engaged in insider trading. This case is no different.

Defendants will no doubt argue that they did not violate Rule 14e-3 because they were “co-bidders” for Allergan’s stock, and because they did not decide to pursue a tender offer until after the trades had been completed. These arguments fail as a matter of law.

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1.	Only the Party Making the Tender Offer is an “Offering Person” Under Rule 14e-3

The term “co-bidder” does not appear in Rule 14e-3. Instead, Defendants would borrow that term from a different Exchange Act subsection and regulation—Regulation 14D, which contains rules promulgated by the SEC under Section 14(d). Regulation 14D and Section 14(d) regulate the disclosures that must be made in connection with tender offers, and are written broadly to maximize the reach of the disclosure requirements and, in turn, the information provided to the investing public. By contrast, Rule 14e-3 regulates insider trading, and is written narrowly: the only person permitted to trade on material nonpublic information relating to a tender offer is the one offering to acquire the target’s stock—the “offering person.” In this case, that is Valeant. Defendants’ invocation of “co-bidder” status under regulation 14D is irrelevant to their liability under Rule 14e-3.

a.	The text of Rule 14e-3 does not exempt “co-bidders”

The text of Rule 14e-3 is plain. The phrase “offering person” means the “person” who is “offering” to acquire the target’s securities. 17 C.F.R. § 240.14e-3(a). Everyone else—including the “offering person’s” officers, employees, directors, or partners—is an “other person.” Ex. 126 at 60,410 (Adopting Release).

Regulation 14D’s definition of “bidder,” by contrast, is broader than just the offering person. Regulation 14D defines “bidder” as “any person who makes a tender offer or on whose behalf a tender offer is made.” 17 C.F.R. § 240.14d-1(g)(2) (emphasis added). By its plain language, the definition of “bidder” encompasses more than just the person who makes the tender offer—it includes other persons on whose behalf a tender offer is made. An entity who plays a central participatory role in a tender offer is a “co-bidder” and must make the disclosures required by Regulation 14D—even though that entity is not the person

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offering to acquire the target’s shares in the tender offer (i.e., is not the “offering person” within the meaning of Rule 14e-3). See, e.g., Koppers Co. v. Am. Express Co., 689 F. Supp. 1371, 1388 (W.D. Pa. 1988) (Shearson Lehman Brothers, Inc.’s role as “advisor, underwriter, equity partner, and financier” rendered it a co-bidder, and required it to make disclosures in connection with tender offer made by others). By the plain language of these different statutory subsections and implementing regulations, being a co-bidder for Regulation 14D disclosure purposes does not render the “co-bidder” an “offering person” for purposes of Rule 14e-3’s insider trading prohibition.

Indeed, the Exchange Act generally defines a “person” as a single entity or individual: “[w]hen used in this title, unless the context otherwise requires . . . [t]he term ‘person’ means a natural person, company, government, or political subdivision, agency, or instrumentality of a government.” 15 U.S.C. § 78c(a)(9) see also 17 C.F.R. § 240.14d-1(g) (applying statutory definitions to rules “[u]nless the context otherwise requires). By its terms, which apply to Rule 14e-3 (17 C.F.R. § 240.14e-3), the Exchange Act’s definition of “person” contemplates a single person or entity—unless the context otherwise requires. Nothing in the statutory definition of person applicable to Rule 14e-3 suggests that it should be read more broadly than its language dictates.

Further, by their terms, Section 14(d)’s definitional clauses apply only to “this subsection.” 15 U.S.C. §§ 78m(d)(3), 78n(d)(2). Had Congress intended the Regulation 14D definitions to apply to other subsections, it would have said so. See Russello v. United States, 464 U.S. 16, 23 (1983) (“[W]here Congress includes particular language in one section of a statute but omits it in another section of the same Act, it is generally presumed that Congress acts intentionally and purposely in the disparate inclusion or exclusion.”). Because Congress did not incorporate Regulation 14D’s definitions into Rule 14e-3’s use of “person,” the default definition under the Exchange Act applies. That definition contemplates a single person or entity. 15 U.S.C. § 78c(a)(9).

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The structure of the Rule likewise confirms that “offering person” refers only to the entity proposing the tender offer to the target’s stockholders. The Rule contains an exception for purchases by “a broker or by another agent on behalf of an offering person.” 17 C.F.R. § 240.14e-3(c)(1). That exception would be unnecessary if brokers and agents were not “other person[s].” See Ex. 126 at 60,416 (Adopting Release) (“exception is necessary” because “Rule 14e-3(a) applies to any person”). Furthermore, even officers, employees, directors, or partners of the “offering person” constitute “other persons” who cannot trade on nonpublic information in advance of the offer. Id. at 60,417. Similarly, the Rule contains an exception for communications made “in good faith” to “those involved in the planning, financing, preparation, or execution of the tender offer” (17 C.F.R. § 240.14e-3(d)(1)(i))—who can “receive nonpublic information only under a good-faith expectation that they will not trade on it” (Ex. 127 (44 Fed. Reg. 70,349 (Dec. 6, 1979) (emphasis added). If agents and executives of the bidder or those involved in planning or financing the tender offer are “other persons” who are allowed to receive material nonpublic information relating to a tender offer provided they do not trade, then Defendants cannot insulate themselves from Rule 14e-3 by calling themselves co-bidders under Regulation 14D.

b.	The purposes of Rule 14e-3 are inconsistent with a “co-bidder” exemption

The purpose of Rule 14e-3, and the statutory regime pursuant to which it was adopted, supports the conclusion that use of the term “offering person” embraces only the party offering to acquire the target’s securities—and not “co-bidders” under Regulation 14D. Sections 13(d), 14(d), and 14(e), added to the 1934 Securities Exchange Act as part of the Williams Act of 1968, were among a slate of new protections for shareholders in the tender offer context, designed to

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help mitigate predatory tactics that were increasingly being used by hostile acquirers. See Ex. 119 (Pub. L. No. 90-439, 82 Stat. 454 (1968)). In Section 13(d), Congress required those who acquire beneficial ownership of 10% or more of any equity security to file SEC disclosures within ten days of the acquisition. Id. at 454. Section 14(d) required persons who make tender offers to provide disclosures, if the tender offer would give the bidder 10% or more of a class of securities. Id. at 455-56. In Section 14(e), Congress banned manipulative trading practices in connection with tender offers. Id. at 457.

Two years later, in 1970, Congress amended the Williams Act to strengthen these investor protections even further. It reduced the 10% thresholds in Sections 13(d) and 14(d) to 5%, and granted the SEC wider rulemaking authority with respect to tender offers. Ex. 120 at 1498-99 (Pub. L. No. 91-567, 84 Stat. 1497 (1970)). The SEC had appeared before Congress in the years prior, identifying manipulative practices that it sought to curb. One such practice—the practice at issue here—was squarely addressed by the SEC: when a “person who has become aware that a tender bid is to be made . . . fail[s] to disclose material facts with respect thereto to persons who sell him securities for which the tender bid is to be made.” Ex. 122 at 12 (91st Cong., 2d Sess. (1970) (SEC Corp. Fin.) (“1970 Senate Hearing”)). Heeding the SEC’s request, Congress enacted what is now the final clause of Section 14(e), which authorizes the SEC to promulgate regulations that “define, and prescribe means reasonably designed to prevent, such acts and practices as are fraudulent, deceptive, or manipulative.” 15 U.S.C. § 78n; see also Ex. 123 at 3-5 (H.R. REP. 91-1655); Ex. 125 at 3-4 (S. REP. NO. 91-1125).

This purpose and rationale are served by giving “offering person” the meaning dictated by the Rule’s plain language: the entity offering to acquire the target’s shares by tender offer. In enacting the Williams Act, Congress’s overarching goal was to prevent shareholders from being abused by those trading in the target’s shares with advance knowledge of a tender offer. E.g., Ex. 124 at

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3-6 (H.R. REP. NO. 90-1711 (1968)). One such abuse was intentional “leak[ing] by bidders” to other entities, to enable those entities to make early trades in the target’s shares. See Ex. 126 at 60,412 (Adopting Release); Ex. 121 at 71-73 (90th Cong., 1st Sess. (1967)) (referring to problematic leaks).33 This concern was reiterated in the hearings leading up to the Williams Amendments Act (Ex. 122 at 12 (1970 Senate Hearing)), and it was front and center with the SEC when Rule 14e-3 was promulgated.34 The problem with such leaks is when ordinary investors sell their shares to “other persons” possessing nonpublic information, there is a net transfer of wealth—from members of the investing public, to insiders—without any corresponding improvement in social welfare. Third parties obtain quick trading profits from inside information, while acquirers “finance” tender offers on the backs of ordinary investors who sell their shares at a discount because they are unaware that the offer is coming. Such practices are unfair and economically undesirable, and diminish investor confidence. Choi Rep. ¶¶ 27, 38.35

c.	The SEC’s regulatory history confirms that there is no “co-bidder” exemption

Finally, the regulatory history of Rule 14e-3 confirms that “offering person” should be read narrowly. Statements made by the SEC during the Rule’s

[33]	While the SEC used the term “bidders” in its Adopting Release, the SEC has never taken the position that any Regulation 14D “bidder” is a Rule 14e-3 “offering person.” Thus, while a “bidder” is often an “offering person,” as Valeant is here, that is not always the case.
[34]	See Ex. 128 at 9976-77 (Proposed Rule 14e-2)); Ex. 127 at 70,354 (Proposed Rule 14e-3) (referring to “deliberate” leaking by “bidders”) (same), Ex. 126 at 60,412 (Adopting Release) (same); see also Chiarella v. United States, 445 U.S. 222, 234 (1980).
[35]	As Professor Choi explains, this arrangement equates to subsidized financing for Valeant, the cost of which is imposed on unsuspecting investors of the target company. “This … put[s] at a disadvantage the more uninformed investors [and] tilt[s] the tender offer more in the acquirer’s favor before the target company’s current management has the chance to respond . . . . Such a result is inconsistent with Congress’s goal in the Williams Act to remove only ‘inefficient management.’” Choi Rep. ¶¶ 30-32.

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promulgation history confirm its intention that “offering person” be limited to the entity proposing the tender offer. The SEC described the following practice—which has come to be referred to as “warehousing”—as something the Rule was designed to stop:

In some instances, the leaking of the intention to make a tender offer may be deliberate. The Commission’s Institutional Investor Study found that bidders frequently gave institutions advance notice in either general or specific terms of proposed tender offers. Whether deliberate or not, the leaking of the bidder’s intention to make a tender offer when coupled with trading on such non-public market information is a matter of serious concern to the Commission. Not only does this practice create disparities in market information and market disruption, but it undermines the purposes of the Williams Act. Security holders who sell to persons with such material, non-public information are disadvantaged.

Ex. 128 at 9976-77 (Tender Offers, 44 Fed. Reg. 9956 (Feb. 15, 1979) (“Proposed Rule 14e-2”)). In an updated version of the Rule circulated months later, the SEC again noted the practice of leaking non-public tender offer information to other institutions, and reiterated that Rule 14e-3 was necessary to stop that practice. Ex. 127 at 70,352-54 (Proposed Rule 14e-3). These statements leave no doubt that among the SEC’s objectives was to ban the deliberate leaking of information about tender offers to supportive investors—i.e., “warehousing.” See United States v. Chiarella, 445 U.S. 222, 234 (1980) (“‘[w]arehousing’ takes place when a corporation gives advance notice of its intention to launch a tender offer to institutional investors who then are able to purchase stock in the target company before the tender offer is made public”; “the Commission has acted to bar warehousing under its authority to regulate tender offers”); Brief of the United States in United States v. O’Hagan, 1997 WL 86306, at *41–43 (Feb. 27, 1997). Prohibiting “warehousing” makes sense only if “offering person” refers to the entity making the tender offer, and excludes outside investors who have purchased the target’s stock in advance in order to sell into the tender offer.36

[36]	The SEC had proposed banning insider trading not only by “other persons” who learn about forthcoming tenders offers, but also by the “bidder” itself. See Ex. 128 at 9988 (Proposed Rule 14e-2). The fact that the SEC seriously considered banning advance trading even by the bidder demonstrates just how broadly the agency intended Rule 14e-3(a) to reach, and just how narrow it understood the concept of “offering person” to be.

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2.	Valeant Was the Sole “Offering Person” Under Rule 14e-3

The record conclusively establishes that Valeant is the only “offering person” here for purposes of Rule 14e-3. Valeant is offering to acquire Allergan shares, and will control the combined corporation if the tender offer is successful. Pershing Square is not offering anything to Allergan’s stockholders in the tender offer, and will not control the combined company or any of its assets. Not one of the Valeant or Pershing Square witnesses who was deposed disputed this undeniable fact. Rather, Pershing Square will play the classic “warehousing” role that Rule 14e-3 was designed to outlaw—a friendly investor who is tipped off in advance of the tender offer, so that it can acquire shares in support of the offer, and then sell its shares to the “offering person.”

Under the Pershing Agreement, Pershing Square may acquire Allergan stock only through open market purchases by PS Fund 1 (Ex. 34 at § 1(b)); Valeant alone will control and manage the post-acquisition combined entity (id. §§ at 2(c), 6(f)); Pershing Square’s shares of Allergan will be converted to cash or Valeant stock if the offer is successful (id. § at 2(c)); and Valeant will seek Pershing Square’s input “in good faith,” but reserves the right to make an entirely independent decision about whether to go forward with the tender offer. Id. § at 1(d); see also Ex. 43 at 6 (“Although Valeant currently expects to make an offer, it is under no obligation and provides no assurance it will do so.”). Pershing Square, on the other hand, has committed to help finance the tender offer and to vote PS Fund 1’s Allergan stock in favor of the offer—unless a superior offer comes along. Ex. 34 at §§ 1(e), 2(a). Pershing Square expressly retained the right to accept a higher bid for its shares by another offeror. Id. at § 5(e).

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The parties’ own statements confirm that Valeant was the sole “offering person.” Pershing Square and Ackman refer to the transaction as “Valeant’s,” while Ackman has described Pershing Square as “Allergan’s largest shareholder,” whose interest lies in obtaining the best possible deal for Allergan. See supra note 31 (citing letters from Ackman and the parties’ Preliminary Proxy Statement). Valeant similarly refers to Pershing Square as “Allergan’s largest shareholder,” rather than an offeror. See, e.g., Ex. 113 at slide 7.

Pershing Square, for its part, does not claim to be offering anything to Allergan’s shareholders (Ex. 77), but is instead acting effectively as Valeant’s bank in purchasing 9.7% of Allergan stock to attempt to effect the tender offer. “Economically, Pershing Square’s role . . . is no different than that of a source of financing.” Choi Rep. ¶ 32. Pershing Square did not intend to put its own plans in place to improve Allergan’s value. Id. ¶¶ 31-32. Valeant did not have funds to purchase a toehold stake in Allergan—so, it solicited Pershing Square to acquire the necessary toehold, using insider trading profits as the currency. Id. ¶ 34.37

As a matter of law, a party who provides financing for a tender offer is an “other person” for purposes of Rule 14e-3. See, e.g., Revlon, Inc. v. Pantry Pride, Inc., 621 F. Supp. 804, 816–17 (D. Del. 1985) (“It is apparent that Chemical’s interest in this matter is solely that of a commercial lender providing funds to finance Pantry Pride’s tender offer. Nicole, not Chemical, is the sole purchasing entity of all Revlon stock.”). A financing source can receive nonpublic information about a tender offer—but cannot trade on that information—and thereby warehouse the target’s stock on behalf of the offeror. See supra § IV.A.1.

[37]	Indeed, the fact that Valeant gave up nearly $1 billion in insider trading profits to Pershing Square in exchange for its assistance is evidence that Valeant lacked cheaper forms of financing (and that Pershing Square is, in fact, acting as Valeant’s bank). Id. ¶ 33; see also Ex. 114 (describing Pershing Square’s purchases of Allergan stock as “extremely costly financing” for “cash-short Valeant”).

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3.	Valeant Had Taken Substantial Steps to Commence a Tender Offer at the Time of Pershing Square’s Trades

As an “other person” within the meaning of Rule 14e-3, Pershing Square was prohibited from trading in Allergan securities once Valeant had “taken a substantial step or steps to commence . . . a tender offer.” SEC v. Ginsburg, 362 F.3d 1292, 1303–04 (11th Cir. 2004) (quoting 17 C.F.R. § 240.14e-3(a)). The overwhelming evidence uncovered in discovery establishes that Valeant had taken substantial steps to commence a tender offer by the time Pershing Square bought Allergan stock between February 25 and April 21.

a.	By February 25 Valeant had taken many substantial steps

Rule 14e-3’s “substantial steps” trigger looks to the offering person’s objective conduct—including such actions as formulating a plan or proposal to make a tender offer or other activities that substantially facilitate the tender offer. Ex. 126 at 60,413 (Adopting Release); see, e.g., Ginsburg, 362 F.3d at 1303–04 (informal acts including meeting of executives, due diligence, confidentiality agreement, and note that “the deal had to go down fast” were substantial steps).38

[38]	See also, e.g., SEC v. Warde, 151 F.3d 42, 49 (2d Cir. 1998) (meeting with investment bankers and legal counsel); United States v. O’Hagan, 139 F.3d 641, 650 (8th Cir. 1998) (retaining legal counsel, deciding financing, and board approval of acquisition and launch date); SEC v. Mayhew, 121 F.3d 44, 48, 53 (2d Cir. 1997) (concluding with “no difficulty” that retention of consulting firm, signed confidentiality agreements, and meetings between top officials were substantial steps); SEC v. Maio, 51 F.3d, 623, 636 (7th Cir. 1995) (serious discussion among principals regarding potential acquisition, followed by due diligence); SEC v. Suman, 684 F. Supp. 2d 378, 391 (S.D.N.Y. 2010) (due diligence and assigning code name to deal), aff’d, 421 F. App’x 86 (2d Cir. 2011); SEC v. Svoboda, 409 F. Supp. 2d 331, 341–42 (S.D.N.Y. 2006) (contacting bank to arrange financing); SEC v. Falbo, 14 F. Supp. 2d 508, 514, 525 (S.D.N.Y. 1998) (meetings with advisors to plan strategy, retaining investment, law, and public relations firms for hostile bid); SEC v. Ferrero, 1993 WL 625964, at *3 (S.D. Ind. Nov. 15, 1993) (serious meeting between executives followed by due diligence and draft confidentiality agreement), aff’d sub nom. SEC v. Maio, 51 F.3d 623 (7th Cir. 1995); SEC v. Musella, 748 F. Supp. 1028, 1041 (S.D.N.Y. 1989) (having law firm “work[ ] on the proposed acquisition”), aff’d, 898 F.2d 138 (2d Cir. 1990); SEC v. Gaspar, 1985 WL 521, at *19 (S.D.N.Y. Apr. 16, 1985) (“acting within an overall plan to make a tender offer”).

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Valeant’s steps—which did, in fact, result in the June 18, 2014 Tender Offer—were substantial before Pershing Square commenced trading in Allergan stock on February 25 and continued throughout the trading period. Valeant held multiple meetings to plan the takeover, secured the means to accomplish the takeover with Pershing Square’s financial support, hired lawyers to advise on a deal with Allergan and prepare materials                                                                                                                                                                                                                                                                                                                                held board and special committee meetings to discuss the deal,                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           retained consulting firm McKinsey t                                                                                                                                                                                          See supra §§ II.A-D. Pershing Square agreed to do what Valeant did not have the means to do itself: finance the acquisition of “a meaningful toe-hold position” and garner support among Allergan stockholders for Valeant’s acquisition.39

b.	These substantial steps triggered Rule 14e-3 regardless of whether Valeant “intended” to proceed by way of a tender offer

Defendants will argue that while these steps may have been substantial, they did not trigger Rule 14e-3’s ban on insider trading because Valeant did not decide to launch a tender offer until the end of May. See Valeant Answer ¶ 8; Pershing Square Answer ¶¶ 9, 12, 14; see also Ex. 35 at 3. This is not the law. The offeror’s subjective intent to proceed by way of a tender offer does not control the substantial steps inquiry. Instead, steps that facilitate a tender offer trigger Rule 14e-3—even if the offering party had not yet “decided” to launch a tender offer.

[39]	Ex. 83; Ex. 1 (Pearson Dep.) at 33:1-34:13, 115:16-18, 133:22-134:3, 135:7-11; see also Ex. 5 (Schiller Dep.) at 98:14-24.

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See Ginsburg, 362 F.3d at 1303 (offeror had taken substantial steps even though it “had not settled on a tender offer as the form of the transaction” at time of trades and not “until the last few days before the deal was announced”); Mayhew, 121 F.3d at 48, 53 (substantial steps occurred even though offeror had not decided on a tender offer); Ex. 78 at *12 (Order, SEC v. Jacobs, No. 1:13-cv-01289-SO (N.D. Ohio Aug. 15, 2014), ECF No. 112); cf. Musella, 748 F. Supp. at 1041 (retaining counsel was substantial step even though tender offer did not actually occur).40

The consistent interpretation of the Rule given by these courts is fully congruent with its regulatory history. When adopting Rule 14e-3, the SEC considered—and expressly rejected—earlier proposals that would have confined its applicability to situations where the offering person has an “undisclosed intention to make a tender offer.” Ex. 127 at 70,353; Ex. 128 at 9977. The SEC concluded that such a standard was unworkable given “the difficulty of identifying when a person has actually determined to make a tender offer.” Ex. 126 at 60,413 n.33. Accordingly, the agency crafted the substantial steps requirement to focus on objective factors, based on the offeror’s actions before commencing a tender offer. Ex. 126 at 60,413 n.33. Under the standard adopted, there is no need to determine “when a person actually determined to make a tender offer.” Id.

The policy reasons for this interpretation of the Rule are obvious. If substantial steps were deemed to occur only after the decision to initiate a tender offer is made, then any offering person could easily avoid Rule 14e-3 liability by disclaiming any intention to proceed by way of tender offer until after the insider trading has been completed. See Ginsburg, 362 F.3d at 1304 (decision about

[40]

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whether to proceed with tender offer not relevant because, otherwise, “liability could be avoided by taking care to tip only before the formal steps finalizing the acquisition are completed, leaving a substantial gap between the acquisition of inside information and the regulation of its disbursement”); Choi Rep. ¶ 85.

Of course, that’s exactly what Defendants seek to do. Valeant and Pershing Square wrote down in an agreement between them: “the parties acknowledge that no steps have been taken towards a tender or exchange offer.” Ex. 34 at § 1(d). Surely, enforcement of Rule 14e-3’s ban on insider trading in the tender offer context cannot be made to turn on this kind of word-smithing. See Ginsburg, 362 F.3d at 1304. The relevant legal question is not the labels that Defendants sought to affix to their conduct but whether, at the time of the trades, Valeant had undertaken “activities which substantially facilitate[d] the tender offer.” Ex. 126 at 60,413 (Adopting Release). Here, there can be no serious question that it had.41

c.	Viewed objectively, the substantial steps facilitated the tender offer

Viewed objectively, the steps Valeant took prior to February 25 facilitated a tender offer. As expert Joseph Mills explains, where a target company is not receptive to an unsolicited offer, the offering company must resort to the “brute force of a proxy battle”—in this case, by calling a special stockholder meeting to remove the target’s directors. Mills Rep. ¶¶ 25-26. It is undisputed that Valeant and Pershing Square understood Allergan would not be receptive to an unsolicited offer, and that the takeover attempt would be hostile. See supra n.36. Indeed, it was precisely because Valeant expected its acquisition overtures to be unwelcome that Valeant opted to work with Pershing Square, a hedge fund with “a long-standing reputation as a vigorous activist firm.” Choi Rep. ¶ 79.42

[41]	As Professor Choi notes: “What constitutes a substantial step must come before the disclosure about or commencement of a tender offer and must come early enough to allow Rule 14e-3 to protect investors from . . . opportunistic acquirers seeking to avoid the protections of the Williams Act.” Choi Rep. ¶ 83.
[42]	See Ex. 24; Ex. 1 (Pearson Dep.) at 94:12-13, 133:22-134:3; Ex. 5 (Schiller Dep.) at 82:2-13, 115:5-9; Ex. 7 (Ackman Dep.) at 32:24-33:9, 41:18-20, 58:13-16, 59:12-15; Ex. 6 at 98:20-24, 164:22-165:7. see also Exs. 4, 28, 85; Ex. 1 (Pearson Dep.) at 27:13-16, 91:18-21, 99:16-101:14, 113:5-15; Ex. 5 (Schiller Dep.) at 109:15-16.

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Proxy contests are frequently accompanied by tender offers:

Pairing a tender offer with a proxy contest substantially increases the likelihood of success in the proxy contest, because a tender offer provides substantial information to tendering shareholders; it gives them a concrete understanding of the alternative that they are being asked to vote on in the proxy contest. Before granting proxy authority, the investment community typically insists upon . . . a tender offer . . . .

Mills Rep. ¶¶ 36-37.43 Ackman himself confirmed as much when Valeant announced its unsolicited proposal. One investor asked whether an exchange offer was coming, and Ackman responded: “I think that anyone in the room who talks to a good M&A attorney will understand, . . .there are opportunities to call special meetings. There are opportunities for investors to launch various kinds of offers. You should assume that we’re familiar with all these various techniques.” Ex. 105. As Professor Choi explains, “Valeant’s discussions with Pershing Square in early February 2014 are an indication of the likely hostile nature of Valeant’s bid for Allergan.” Choi Rep. ¶¶ 79.

[43]	Mr. Mills’s empirical analysis of comparable proxy contests in the context of hostile takeover bids reveals that those contests involved tender offers approximately 75% of the time. Id. ¶ 43. Further, in over 90% of these proxy contests, tender offers were made, anticipated or planned. Id. ¶ 46.

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Finally, Valeant’s and Pershing Square’s self-identification as “co-bidders” reveals steps toward a tender offer, irrespective of whether they had decided upon a tender offer at the time, or hoped to avoid one. The term “bidder” is a term of art used in the context of tender offers and does not make sense if parties are simply buying shares in the open market. Choi Rep. ¶ 81. There would have been no reason for Valeant and Pershing Square to use the term “co-bidder” if they were not taking substantial steps toward a tender offer. See id. In a recent article, Professor John Coffee reached the same conclusion, writing:

If all that Pershing Square was doing was buying a stake in Allergan in the open market (and making a contingent equity investment in Valeant), the term “co-bidder” would not logically have been used. Inherently, the term implies not purchases in the open market, but a direct offer to shareholders . . . . [T]he act of signing up a “co-bidder” may inherently be a “substantial step” towards a tender offer. Ex. 114 (emphasis added).

B.	Plaintiffs Are Likely To Succeed On Their Section 14(a) And Rule 14a-9 Claim

Because Plaintiffs are likely to succeed on their Rule 14e-3 claim, they are also likely to succeed on their claim that Defendants violated Section 14(a) and Rule 14a-9 by failing to disclose the facts giving rise to their potential liability under Rule 14e-3. Compl. ¶¶ 138-145. Defendants’ omissions and misrepresentations in the September 24, 2014 proxy solicitation the (“Solicitation Material”) (Ex. 138) are likely to mislead Allergan’s stockholders by causing them incorrectly to assess the risks and benefits of Valeant’s proposed merger. At minimum, Plaintiffs have raised “serious questions” going to the merits of their Section 14(a) and Rule 14a-9 claim.

Section 14(a) was intended “to promote the free exercise of the voting rights of stockholders by ensuring that proxies would be solicited with explanation to the stockholder of the real nature of the questions for which authority to cast his vote is sought.” Mills v. Elec. Auto-Lite Co., 396 U.S. 375, 381 (1970) (quotations removed). Consistent with this purpose, a violation of Section 14(a) and Rule 14a-9 is established when (i) the proxy solicitation contained a false or misleading statement or omitted a material fact; (ii) that the misstatement or omission was made with the requisite level of culpability; and (iii) that the solicitation was an essential link in the accomplishment of the transaction. Desaigoudar v. Meyercord, 223 F.3d 1020, 1022 (9th Cir. 2000). Each element is satisfied here.

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1.	Defendants’ Solicitation Material Omits Material Facts and Contains Misleading Statements

Valeant and Pershing Square failed to disclose the facts giving rise to their potential liability under Rule 14e-3 and the risk that they had violated the Rule. Defendants well knew from the time they launched their plan that there was a meaningful risk of legal challenge. Ex. 34 at §1(d); Exs. 2, 10, 83. Yet Defendants did not disclose that they agreed to call themselves “co-bidders” if the transaction proceeded by way of tender offer, nor that this structure gave rise to the risk of insider trading liability. Defendants similarly failed to disclose that Valeant had taken substantial steps toward a tender offer before Pershing Square traded in Allergan securities.

Defendants’ public disclosures also fail to provide sufficient details regarding Valeant’s motivation for collaborating with Pershing Square in its hostile takeover bid for Allergan. Valeant’s reliance on Pershing Square to finance its attempted acquisition comes at a price—the nearly $1 billion that Pershing Square made by trading on material, non-public information, which Valeant could have captured had it been able to purchase the 9.7% block of Allergan shares itself. Choi Rep. ¶ 34. Valeant left that money on the table because it had no choice: its years of pursuing growth through acquisitions have left it with a precarious balance sheet that made other, cheaper forms of financing unavailable. Id. One commentator recently observed that Valeant’s growth-by-acquisition strategy is reminiscent of the M&A landscape of the 1960s—a period when conglomerates claimed skyrocketing growth, not by organic means, but through hostile takeovers and their accompanying accounting tricks. See Ex. 136. This is just the type of activity that the Williams Act was intended to address. See id.; Choi Rep. ¶ 19.

These omissions and misrepresentations are material because there is “a substantial likelihood that a reasonable shareholder would consider [them] important in deciding how to vote.” TSC Indus., Inc. v. Northway, Inc., 426 U.S.

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438, 449 (1976). A reasonable shareholder would consider facts regarding Defendants’ potential liability under Rule 14e-3 important in deciding whether to remove a majority of Allergan’s board. See SEC v. Fehn, 97 F.3d 1276, 1290 (9th Cir. 1996) (failure to disclose “contingent liabilities” stemming from its earlier securities violation was materially misleading under Section 10(b)); see also Koppers, 689 F. Supp. at 1407 (failure to disclose “possible violations of the margin requirements of the Securities and Exchange Act” was materially misleading in tender offer case); Gen. Steel Indus., Inc. v. Walco Nat’l Corp., 1981 WL 17552, at *5 (E.D. Mo. Nov. 24, 1981) (failure to disclose securities laws violation was materially misleading in tender offer case). That Valeant’s conduct violated insider trading laws calls into question more than its ability to lead Allergan shareholders to greener pastures; it calls into question the legitimacy of its tender offer. A reasonable shareholder would think twice before voting shares to remove the majority of Allergan’s board and request the appointment of new directors that may rubber-stamp a Valeant tender offer launched in violation of the federal securities laws.

2.	Defendants Acted with at Least Negligence

These omissions and misstatements were made with the requisite level of culpability, which for Section 14(a) and Rule 14a-9 is mere negligence. See Knollenberg v. Harmonic, Inc., 152 F. App’x 674, 683 (9th Cir. 2005); In re McKesson HBOC, Inc. Secs. Litig., 126 F. Supp. 2d 1248, 1264 (N.D. Cal. 2000). Under the Exchange Act, negligence is a failure to “exercise reasonable care or competence.” SEC v. Dain Rauscher, Inc., 1999 WL 1425400, at *2 (C.D. Cal. Aug. 18, 1999) (citation omitted); see also Beck v. Dobrowski, 559 F.3d 680, 682 (7th Cir. 2009) (same). Defendants knew that their actions leading up to the launch of Valeant’s tender offer put them at risk for liability under Rule 14e-3. Exs. 2, 59; Ex.131 at 6, 53. Defendants planned in advance to label themselves as “co-bidders” in a tender offer, establishing that they expected their scheme to be

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challenged under Rule 14e-3. Exs. 10, 28, 83; Ex. 27 at 2-4; see supra Section IV.A.2. Defendants’ decision not to disclose these facts and to misrepresent the nature of their relationship demonstrates negligence, at the very least.

3.	The Solicitation Material Is an “Essential Link” Enabling the Special Meeting and Shareholder Vote

Finally, Defendants’ disclosures were, of course, an “essential link” authorizing or enabling the harmful corporate action. See Va. Bankshares, Inc. v. Sandberg, 501 U.S. 1083, 1100 (1991); Kelley v. Rambus, Inc., 2008 WL 5170598, at *3 (N.D. Cal. Dec. 9, 2008). The Solicitation Material was necessary to solicit proxies for the Special Meeting and is necessary for Defendants to vote shareholder proxies at that Special Meeting in support of their proposal.

C.	Allergan And Its Stockholders Will Suffer Irreparable Harm Absent A Preliminary Injunction

In addition to showing a likelihood of success on their claims, Plaintiffs also satisfy the Winter test’s second prong—they are likely to suffer irreparable harm in the absence of preliminary injunctive relief. 555 U.S. at 20. If Defendants are not enjoined from using their unlawfully acquired shares to remove six of Allergan’s directors, Allergan stockholders will lose the right to a fair vote on the future of their company and, as a result, Allergan as a company may cease to exist. For hundreds of Allergan stockholders, thousands of Allergan employees, and millions of people who use Allergan’s products, permitting Valeant to complete a takeover through its violation of the federal securities laws is a harm that cannot be undone.

1.	Pershing Square’s Illegal Purchases of Stock Irreparably Harm Allergan and its Stockholders

Pershing Square’s illegal ownership of Allergan stock robs Allergan and its stockholders of the ability to respond to Valeant’s tender offer on a level playing field—precisely the harm that the Williams Act was designed to address—and tips the scales markedly in Valeant’s favor. See Choi Rep. ¶¶ 43, 55, 64-66. Defendants plan to use Pershing Square’s illegally acquired “toehold” to replace

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Allergan’s board with a slate of directors who already support the tender offer, thereby assuring that Defendants’ violations of the Exchange Act will go unremediated. Ex. 7 (Ackman Dep.) at 138:24-139:2. Defendants’ recommended directors will likely remove the stockholder rights plan enacted to protect Allergan’s stockholders, and dismiss this lawsuit before a trial on the merits. See id. at 145:15-19; Ex. 1 (Pearson Dep.) at 97:20-98:13; Ex. 6 (Doyle Dep.) at 205:11-15; Mills Rep. ¶¶ 25-26. Defendants will then be able to “negotiate” the consummation of the tender offer. Allergan will be no more.

Defendants may argue that Allergan’s stockholders will not be irreparably harmed because Defendants cannot independently unseat Allergan’s board, but instead must garner the support of a majority of Allergan stockholders. See Dkt. 73 at 16-17; Ex. 138. This assertion disregards that Pershing Square’s “toehold” distorts other stockholders’ voting decisions. Choi Rep. ¶¶ 54-61. The unlawfully obtained toehold has already impacted the Allergan’s stockholder base and given Valeant an advantage, as long-standing stockholders who do not want to own Valeant stock have sold their Allergan shares, and market arbitrageurs betting on a market-moving event have bought Allergan stock.

With a stockholder meeting set, the time for Court intervention is now. See St. Louis Police Ret. Sys. v. Severson, 2012 WL 5270125, at *6 (N.D. Cal. Oct. 23, 2012) (“the alternative of invalidating the [shareholder vote] at a later date, and unwinding any transactions that might be made in reliance on the results of a tainted election, all point to the conclusion that a post hoc remedy is inadequate”); see also Piper v. Chris-Craft Indus., Inc., 430 U.S. 1, 41–42 (1977) (“[I]n corporate control contests, the stage of preliminary injunctive relief, rather than post-contest lawsuits, ‘is the time when relief can best be given.”). If Defendants vote to remove directors who will protect against the consummation of a tender offer that is not in the best interests of all Allergan stockholders, it will be impossible to later “unscramble” any such transaction. Ronson Corp. v. Liquifin

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Aktiengesellschaft, 483 F.2d 846, 851 (3d Cir. 1973) (“[O]nce the tender offer has been consummated it becomes difficult, and sometimes virtually impossible, for a court to ‘unscramble the eggs.’”); Koppers, 689 F. Supp. at 1407 (similar). Because Allergan may cease to exist, Allergan’s stockholders will never have the opportunity to maximize their investment or continue to support Allergan’s commitment to research and provide innovative health products and life-saving treatments—unless Defendants’ conduct is preliminarily enjoined. See Gen. Steel Indus., 1981 WL 17552, at *3 (finding irreparable harm to company and shareholders from illegally obtained blocking position that inhibited competing offers and shareholders’ lost ability to obtain control premium). For Allergan and its stockholders, a subsequent adjudication on the merits, if any, will be too late.

2.	Allergan’s Stockholders Will Suffer Irreparable Harm If Forced to Participate in an Uninformed Vote

Irreparable harm will likewise befall Allergan and its stockholders if Defendants’ Section 14(a) and Rule 14a-9 violations are not enjoined. Defendants have attempted to pull the wool over the eyes of Allergan’s stockholders and the market by omitting any discussion of their conduct’s legality. In seeking to assure the election of directors favorable to the Tender Offer, Defendants persist in misrepresenting their relationship and the substantial steps taken toward the Tender Offer prior to February 25, 2014. See supra Section IV.B.

As a result of these misrepresentations, Allergan’s stockholders have no way to evaluate Defendants’ integrity, the qualifications of their proposed replacement directors, or the true value of the Tender Offer. The Williams Act was intended to protect investors from the irreparable harm of being forced to decide whether to support a tender offer without adequate information. See Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 58 (1975); see also Choi Rep. ¶¶ 18-20. As courts have repeatedly recognized, there is no adequate remedy at law when stockholders are forced to participate in an uninformed vote—on any subject—let alone a vote that

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may change the company’s future. See, e.g., Gen. Aircraft Corp. v. Lampert, 556 F.2d 90, 97 (1st Cir. 1977) (acute harm results from acquisitions predicated on disclosure violations, in a contest for control); Wininger v. SI Mgmt., L.P., 33 F. Supp. 2d 838, 848 (N.D. Cal. 1998) (irreparable injury can be shown by misrepresentations that would impact ability to cast fully informed vote). The same situation is presented here. A preliminary injunction against voting proxies until supplemental disclosures have been made is the only means of avoiding an uninformed shareholder vote.

D.	The Balance Of Equities Favors Plaintiffs

The third Winter factor—whether the balance of the equities favors the applicant—weighs heavily in favor of Allergan and its stockholders. At stake is Allergan’s future. Absent the limited injunction Plaintiffs seek, Defendants will have trampled the right of Allergan stockholders to decide Allergan’s future in a fair and informed vote. Crippled by Defendants’ illegal acquisition of a toehold, Allergan’s stockholders cannot hold a fair vote. Allergan as a company would cease to exist. There will be no way to undo the harm.

Defendants, on the other hand, are not harmed by an injunction that simply prohibits them from enjoying the fruits of their poisonous tree. Plaintiffs’ requested injunction would not require Defendants to offer rescission to innocent stockholders who sold their shares to Pershing Square without the benefit of inside information—which has made Pershing Square a billion dollars in profits. Nor do Plaintiffs seek to prevent or delay the Special Meeting Defendants called using their illegally acquired shares. Rather, Plaintiffs’ requested injunction would allow the stockholder vote to go forward once sufficient disclosures have been made, but without Defendants’ participation in that vote. As Defendants have no right to exercise any beneficial rights of ownership attendant to unlawfully acquired shares, the equities tip heavily in Plaintiffs’ favor. See Am. Gen. Corp. v. Torchmark Corp., 1990 WL 595282, at *5 (S.D. Tex. Apr. 11, 1990) (defendants suffered no

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hardship because there was no right to vote or nominate directors in violation of bylaws); Koppers, 689 F. Supp. at 1407 (finding any prejudice to defendants was less than “injury that Koppers and its shareholders might experience if they are forced to make decisions regarding a tender offer which likely violates the Williams Act”) cf. Gulf & W. Indus. Inc. v. Great Atl. & Pac. Tea Co., Inc., 476 F.2d 687, 698 (2d Cir. 1973) (defendant has right only to lawful acquisition).

Defendants’ illegal and surreptitious purchase of a toehold destroyed the balance created by the Williams Act between acquirers and targets, tipping the scales sharply in Valeant’s favor. See Choi Rep. ¶¶ 43, 55, 59-64. The requested injunction does not harm the Defendants—it tips the scales back to preserve a more level playing field and allows stockholders to make a free and informed choice about the future of the company in which they invested.

E.	A Preliminary Injunction Will Serve The Public Interest

Plaintiffs request a narrowly tailored preliminary injunction to prevent these irreversible harms:

•	For Plaintiffs’ claim under Section 14(e) and Rule 14e-3, an order preliminarily enjoining Defendant PS Fund 1 from exercising any of the privileges of ownership attaching to its 9.7 percent stake in Allergan, including voting or acting in the Special Meeting of Allergan stockholders scheduled for December 18, 2014.

•	For Plaintiffs’ claim under 14(a) and Rule 14a-9, an order preliminarily enjoining Defendants from voting any proxies solicited by them on the basis of disclosures that violated Section 14(a) or Rule 14a-9, unless and until corrective disclosures are made.

This narrow injunction is unquestionably in the public interest.

1.	Plaintiffs Seek Preliminary Injunctive Relief that is Narrowly Tailored to Prevent the Irreparable Harm Caused by Defendants’ Unlawful Conduct

The Williams Act permits courts to fashion an injunction tailored to address particular violations. Rondeau, 422 U.S. at 62 (“[W]e have not hesitated to recognize the power of federal courts to fashion private remedies for securities

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laws violations when to do so is consistent with the legislative scheme and necessary for the protection of investors as a supplement to enforcement by the Securities and Exchange Commission.”). Courts have granted exactly the type of preliminary injunctive relief for violations of the Williams Act that Plaintiffs request here—namely:

•	Prohibiting the exercise of rights attendant to unlawfully acquired shares or proxies, including voting rights. See, e.g., S-G Secs., 466 F. Supp. at 1131–32 (granting preliminary injunction preventing offeror from voting or acquiring further shares until offered rescission of shares acquired in illegal unconventional tender offer).

•	Enjoining a tender offer or vote, pending curative disclosures. See, e.g., St. Louis Police Ret. Sys., 2012 WL 5270125, at *7 (granting preliminary injunction enjoining vote on equity incentive plan until further disclosures were made); Koppers, 689 F. Supp. at 1408 (granting preliminary injunction prohibited defendants from soliciting tenders, acquiring shares, or voting shares previously acquired, pending corrective disclosures); Pabst Brewing Co. v. Kalmanovitz, 551 F. Supp. 882, 895–96 (D. Del. 1982) (granting preliminary injunction enjoining tender offer pending disclosures).

Likewise, here, with respect to their Section 14(e) and Rule 14e-3 claim, Plaintiffs request an injunction to prevent Defendants from exercising ownership rights flowing from their illegal stock purchases and permit investors to make an informed choice less affected by PS Fund’s 1 illegal ownership of a large block of stock. See Choi Rep. ¶¶ 53-66. Allergan’s stockholders who lawfully acquired their shares would then be free to choose between the long-term plans of Allergan’s board, and an exchange tender offer by a serial acquirer intent on stripping Allergan of its valuable assets. See id. Absent this relief, Valeant will profit from its violation of Rule 14e-3 and utilize its unfairly obtained advantage in the proxy contest for control of Allergan.

With respect to their Section 14(a) and 14a-9 claim, Plaintiffs seek to enjoin Defendants from deriving any benefit from misleading proxy solicitation materials,

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PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

unless and until those materials are corrected. Preliminary injunctions requiring corrective disclosures are the well-accepted cure for false and misleading disclosures under the Williams Act. See E.ON AG v. Acciona, S.A., 468 F. Supp. 2d 537, 556 (S.D.N.Y. 2006); Hanna Min. Co. v. Norcen Energy Res. Ltd., 574 F. Supp. 1172, 1202–03 (N.D. Ohio 1982). Plaintiffs ask for this standard remedy in addition to the voting and participating prohibition sought above.

The injunctive relief Plaintiffs seek is narrowly crafted to prevent irreparable harm from Defendants’ misconduct, thereby preserving the status quo. 44 This motion does not seek to enjoin the Special Meeting or Tender Offer—broad remedies that are also available under the Williams Act.45 Instead, the requested injunction strikes the right balance, allowing Allergan’s legitimate stockholders (and not Pershing Square) to make an informed choice. See Choi Rep. ¶¶ 60-66.

2.	Allergan’s Requested Injunction Serves the Public Interest

This narrowly tailored relief is unquestionably in the public interest. The Williams Act and Rule 14e-3 reflect legislative judgments on how best to protect investor interests and promote market efficiency. See Choi Rep. ¶¶ 18-20, 23-27, 38. Congress was particularly concerned with abusive tender offer practices by corporate raiders who seek to take control of corporations and loot their assets. See id. ¶¶ 16-17. Any injunction that enforces these legislative judgments by protecting investors is in the public interest.46

[44]	Any other remedy would allow the Defendants to permanently alter the status quo. The requested remedy would preserve the status quo by allowing lawful shareholders to vote on Defendants’ proposal, with the benefit of supplemental disclosures and without the distorting influence of Defendants’ illegally acquired shares.
[45]	Gulf & W. Indus., 476 F.2d at 689 (upholding preliminary injunction enjoining consummation of a tender offer based on violations of Section 14(e)); Am. Gen. Corp., 1990 WL 595282, at *5 (granting preliminary injunction enjoining special meeting based on allegation that nominations for election were invalid).
[46]	See, e.g., Polaroid Corp., 862 F.2d at 1006; Pabst Brewing, 551 F. Supp. at 896.

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PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

Furthermore, an injunction that denies Defendants the benefits of their unlawful conduct will deter companies who are otherwise tempted to employ similar “warehousing” schemes, to the market’s detriment. See Choi Rep. ¶ 27, 42-43. Valeant’s elaborate takeover scheme utilizing Pershing Square is unlawful. See, e.g., Exs. 114, 132, 139. As noted by Professor Coffee, if Defendants are permitted to proceed, “then a loophole has been created [in Rule 14e-3] that is roughly the size of the Washington Square Arch.” Ex. 114. Permitting warehousing in this manner would put regular “uninformed investors at a disadvantage (robbing such investors of the duration, best price, and other protections of the Williams Act once the offer commences), disrupt the market, and tilt the tender offer more toward the acquirer’s favor before the target company’s incumbent management has the chance to respond—all ills that Congress intended the Williams Act to address.” Id. ¶ 38. If Rule 14e-3 is not enforced here by issuance of a preliminary injunction, the scales will have been tipped heavily in favor of insiders and corporate raiders.47

V.	CONCLUSION

For all of the foregoing reasons, Plaintiffs respectfully request that the Court grant this motion and issue the preliminary injunction reflected in Plaintiffs’ proposed order, filed herewith.

[47]	Defendants have claimed that Allergan cannot pursue a claim under Rule 14e-3 because it is an issuer, not a purchaser of Allergan stock, citing Brody v. Transitional Hospitals Corporation, 280 F.3d 997 (9th Cir. 2002). Brody did not so hold. The Ninth Circuit in Brody addressed stockholders’ standing to sue for damages under Rule 14e-3, not an issuer’s standing to seek equitable relief. The few courts that have considered issuer standing have uniformly found that an issuer may bring a Rule 14e-3 claim. See Essex Chem. Corp. v. Gurit-Heberlein AG, 1988 U.S. Dist. LEXIS 19515, at *15 (D.N.J. June 24, 1988) (holding that “target company has standing to assert an insider trader violation under the rule”); Burlington Indus. v. Edelman, 666 F. Supp. 799, 813 (M.D.N.C. 1987) (“[A] target company has standing to assert an insider trading violation under Rule 14e-3.”)); see also Ranger Oil Ltd. v. Petrobank Energy & Res. Ltd., 2000 WL 33115906, at *9 n.1 (S.D.N.Y. May 23, 2000) (assuming issuer standing under Rule 14e-3).

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PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION

Dated: October 6, 2014	LATHAM & WATKINS LLP

	By:	/s/ Peter A. Wald
Peter A. Wald

LATHAM & WATKINS LLP
Peter A. Wald (Bar No. 85705)
peter.wald@lw.com
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LATHAM & WATKINS LLP
Michele D. Johnson (Bar No. 198298)
michele.johnson@lw.com
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LATHAM & WATKINS LLP
Matthew D. Harrison
(Bar No. 210981)
matt.harrison@lw.com
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LATHAM & WATKINS LLP
Colleen C. Smith (Bar No. 231216)
colleen.smith@lw.com
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Telephone: +1.858.523.5400

LATHAM & WATKINS LLP
Blair Connelly (Bar No. 174460)
blair.connelly@lw.com
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New York, NY 10022-4834
Telephone: +1.212.906.1658

WACHTELL LIPTON ROSEN & KATZ LLP
William D. Savitt (pro hac vice)
Bradley R. Wilson (pro hac vice)
51 W. 52nd Street
New York, NY 10019

Attorneys for ALLERGAN, INC., and KARAH PARSCHAUER

41	CASE NO. 8:14-CV-01214-DOC (ANx)
PLAINTIFFS’ MOTION FOR PRELIMINARY
INJUNCTION